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                                                                       EXHIBIT B
                                    AGREEMENT


        THIS AGREEMENT (the "Agreement") is made as of September 7, 2000 by and among BYL Bancorp, a California corporation (the "Company"), BYL Bank Group, a California Corporation (the "Bank"), and JAM Partners, L.P., Seymour M. Jacobs, Everest Partners Limited Partnership, Everest Managers, L.L.C., David M. W. Harvey and Nick A. Becker (collectively, the "Investors").

        WHEREAS, the Investors have notified the Company that they wish to nominate for election to the Company's Board of Directors at the Company's Annual Meeting of Stockholders scheduled to be held on September 27, 2000 (the "Annual Meeting") certain persons; and

        WHEREAS, the Investors have determined that their and the Company's best interests would be served by (i) the Investors not engaging in a solicitation of proxies for the Annual Meeting for the election of the Investors' nominees in opposition to nominees of the Board of Directors (a "Proxy Contest"), (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Bank as provided herein and (iii) the other arrangements set forth herein; and

        WHEREAS, the Company has determined that the best interests of the Company and its stockholders would be served by (i) the Investors not engaging in a Proxy Contest for the Annual Meeting, (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Bank as provided herein and (iii) the other arrangements set forth herein.

        NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, each of the parties hereby agree as follows:

                                       I.

                                 REPRESENTATIONS

        1. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. The Investors each represent and warrant to the Company as follows:

        a. Such Investor has the requisite legal power and authority to execute, deliver and carry out this Agreement and has taken all necessary legal action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


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        b. This Agreement has been duly and validly authorized, executed and delivered by such Investor and constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms.

        c. The Investors and their affiliates beneficially own an aggregate of 228,400 shares of the Company's common stock, no par value per share (the "Common Stock"). The Investors and their affiliates do not beneficially own any equity or debt securities of the Company or any subsidiary, other than the foregoing.

        2. REPRESENTATIONS AND WARRANTS OF THE COMPANY AND THE BANK. The Company and the Bank represent and warrant to the Investors as follows:

        a. The Company and the Bank are each duly organized and validly existing and in good standing under the laws of the State of California, have the requisite corporate power and authority to execute, deliver and carry out this Agreement and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        b. This Agreement has been duly and validly authorized, executed and delivered by the Company and the Bank and constitutes a valid and binding agreement of the Company and the Bank, enforceable in accordance with its terms.

                                       II.

                        BOARD OF DIRECTORS AND MANAGEMENT

        1. ANNUAL MEETING; INVESTOR DESIGNEE.

        a. The Annual Meeting shall be held on September 27, 2000, or such later date as the Board of Directors may determine. The parties hereby agree that the slate of the nominees for election to the Board of Directors at the Annual Meeting to be proposed by the Board of Directors shall be each of the four current members of the Board of Directors up for reelection, namely Barry Moore, John Myers, Brent Wahlberg and Eddie Fischer and the parties hereto further agree that they shall nominate, recommend and support such slate at the Annual Meeting and shall vote, and shall cause their affiliates to vote, all shares of Common Stock or proxies which they are entitled to vote in favor of the election of such nominees at the Annual Meeting.

        b. The Company shall promptly commence action necessary, including all necessary regulatory consents, to appoint one representative of the Investors (the "Investor Designee"), namely Seymour M. Jacobs, to the Board of Directors of the Company as a Class II director, and to the Board of Directors of the Bank. The parties acknowledge that the Investor Designee will not be able to assume office until all required regulatory consents have been obtained. Accordingly, from and after the date hereof until such time as all such regulatory consents have been processed, Mr. Jacobs shall have the right to attend as an observer all meetings of the Board of Directors of each of the Company and the Bank, and shall receive all materials distributed to the members of such boards during that time. Within 48 hours of receipt of all necessary regulatory consents, the Boards of Directors of the Company and the Bank shall take



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action necessary to increase the size of the Board of Directors of each of the
Company and the Bank by one member and fill the vacancies created with the Investor Designee. Prior to expiration of the Investor Designee's initial term of office at the Company and the Bank, the Company will cause the Investor Designee to be nominated for reelection to such positions.

        c. While serving as director, each the Investor Designee shall have the same legal duties and responsibilities and the same rights and privileges as the other nonemployee directors of the Company and the Bank, including without limitation, with respect to expense reimbursement, director compensation, notice, indemnification, confidentiality, trading blackouts and other trading restrictions and access to Company and Bank information and personnel.

        2. OTHER OBLIGATIONS. The Investors shall not engage in any solicitation of proxies in connection with the Annual Meeting. If, at any time after the date hereof, the Investors and their affiliates beneficially own less than 114,200 shares of Common Stock, at the Company's option, the Investors shall cause the Investor Designee to immediately thereafter resign from the Boards of Directors of each of the Company and the Bank. The Investors agree to provide the Company with reasonable evidence of the number of shares of Common Stock and other securities of the Company and its subsidiaries beneficially owned by them, upon request of the Company from time to time following the election of the Investor Designee to the Board.

                                      III.

                         STANDSTILL AND VOTING AGREEMENT

        1. STANDSTILL PROVISIONS. The Investors agree that, for so long as an Investor Designee has observer rights as set forth in Section II, or serves on the Board of Directors of either the Company or the Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards), without the Company's prior written consent, no Investor shall:

        a. acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Common Stock, if, immediately after any such acquisition, the Investors would beneficially own, in the aggregate, Common Stock representing more than 9.9% of the outstanding Common Stock;

        b. make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act") to vote any Common Stock, seek to advise , encourage or influence any person or entity with respect to the voting of any



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Common Stock, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

        c. make any statement or proposal, whether written or oral, to the Board of Directors of the Company, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger, acquisition of control or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, or solicit or encourage any other person to make any such statement or proposal;

        d. form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of the Company, other than the group which the Investors is a member of as of the date hereof;

        e. deposit any Common Stock into a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock other than this Agreement;

        f. execute any written consent with respect to the Company, except in accordance with Section III.3;

        g. otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of the Company;

        h. make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Agreement, the Articles of Incorporation or Bylaws of the Company, including without limitation any public request to permit the Investors or any other person to take any action in respect of the matters referred to in this Section III.1;

        i. take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in paragraph (c) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

        j. disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing; provided that nothing in this Section III.1 shall prohibit any person who is serving as a director of the Company as contemplated herein from, solely in his or her capacity as such director, (a) taking any action or making any statement at any meeting of the Board of Directors or of any committee thereof; (b) making any statement to any director, officer or agent of the Company, or (c) making any statement or disclosure required under the federal securities laws or other applicable laws; and provided, further, that nothing in this Section shall restrict any private communications between the Investors and any person designated by the Investors as a director, provided that all such communications by such person remain subject to the fiduciary duties of such person as a director.


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        2. TRANSFER LIMITATIONS. The Investors agree that, for so long as an
Investor Designee has observer rights as set forth in Section II, or serves on the Board of Directors of either the Company or the Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards):

        a. Without the Company's prior written consent, which may not unreasonably be withheld, no Investor shall, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Investors shares , provided, that the Investors may transfer the Investors' shares: (i) to any person who the Investors believe, after due inquiry, would beneficially own immediately after any such sale or transfer less than 5% of the outstanding Common Stock; (ii) to any person who the Investors believe, after due inquiry, would be entitled to report beneficial ownership of Common Stock on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
(iii) in a registered broad-distribution underwritten public offering; (iv) to the Company; (v) pursuant to any tender offer or exchange offer which is recommended by the Board of Directors of the Company; (vi) to any other person who enters into a standstill agreement with the Company on terms and conditions substantially equivalent to those in this Agreement; (vii) to any corporation, partnership or other entity wholly-owned by the Investors or to any other Investor; or (viii) to any trust the sole beneficiaries of which are family members or any charitable trust or charitable foundation established by the Investors, provided that such trust, charitable trust or charitable foundation either (y) enters into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement or (z) is and remains during the term of this Agreement an affiliate of an Investor.

        b. In the event of any proposed sale or transfer of shares of Common Stock (other than as described in 2(a)(vii or viii above)), such Investor shall give written notice to the Company of such proposed sale and the bona fide terms on which the sale is proposed to be made. For these purposes, such notice may state an intention of the Investor to sell into the public market at the market price prevailing on the date of sale. The Company and, if the Company is unable or unwilling to make such purchase, the then current members of the Board of Directors, shall have a right of first refusal on such shares to buy some or all of them at the price and terms stated in the notice, which may be exercised no later than seven days from the date of notice. If not all of such shares are so purchased by the Company or the members of the Board of Directors, the Investor may sell them to the third party (subject to the limitations in 2(a) above) at the price and terms stated in the notice, at any time within the 30 days following the failure of the Company or the Board of Directors to exercise its option.

        3. VOTING. The Investors agree that, during the term specified in III.2 above, for so long as the Investors beneficially own any Common Stock, the Investors will (a) be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Common Stock beneficially owned by the Investors may be counted for the purpose of determining the presence of a quorum at such meetings and (b) with respect to the election of directors, vote or consent, or cause to be voted or a consent to be given, with respect to all Common Stock beneficially owned by the



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Investors on all matters submitted to shareholders for a vote or consent in the same proportion as Common Stock are voted by holders unaffiliated with the Investors.

                                       IV.

                              ADDITIONAL AGREEMENTS

        1. PRESS RELEASE. Upon the effectiveness of this Agreement, the Company shall issue a press release in a form that shall have been previously approved by the Investors, such approval not to be unreasonably withheld. Neither the Company nor the Investors nor any of their affiliates, associates or representatives shall issue any other press release or other publicly available document that is inconsistent with, or is otherwise contrary to, the statements in such Company press release. The Company shall make all filings with the Securities Exchange Commission appropriate in connection with the execution of this Agreement, including a Current Report on Form 8-K and amended proxy materials.

        2. WITHDRAWAL OF NOTICES. The Investors hereby withdraw their request made by letter dated September 5, 2000 giving notice to the Company of the Investors' wish to nominate directors at the Annual Meeting. The Investors hereby withdraw the letter of August 30, 2000 from Mr. Jacobs to the Company's Board of Directors requesting, among other things, a list of the Company's shareholders. The Investors agree to promptly amend their Schedule 13D filing to reflect, as appropriate, the substance of this Agreement and that their intention no longer involves a change in the board of directors or management of the Company except as specified in this Agreement.

        3. CHALLENGES TO AGREEMENT; DISPARAGING REMARKS. Each party hereto shall not, and shall use its best efforts to cause each of its affiliates, associates and representatives not to, challenge the validity of any provisions of this Agreement. In the event that any part of this Agreement or any transaction contemplated hereby is temporarily, preliminarily or permanently enjoined or restrained by a court of competent jurisdiction, the parties hereto shall use their reasonable best efforts to cause any such injunction or restraining order to be vacated or dissolved or otherwise declared or determined to be of no further force or effect. During the term of this Agreement, each of the Investors agrees not to make any public statement or comment or private statement or comment which could reasonably be expected to become public which could in any way be deemed to diminish the reputation of or otherwise disparage the Company, the Bank or its management; PROVIDED, HOWEVER, this section shall in no way (i) estop either party from making factual statements which are reasonably necessary or appropriate in the ordinary course of its business or
(ii) limit the ability of any party to pursue any remedy under this Agreement or otherwise.

        4. SPECIFIC PERFORMANCE. The Company and the Investors acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company and the Investors, in addition to any other remedy to which they may be entitled at law or in equity, shall be


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entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any federal court of the United States having subject matter jurisdiction.

        5. CONFIDENTIALITY AGREEMENT. The Company, the Bank and the Investors shall enter into the Confidentiality Agreement attached hereto as Annex A. It is understood and agreed that a material inducement to the Company to enter into this Agreement is the agreement of the Investors to enter into and perform the terms of the Confidentiality Agreement. Accordingly, failure of any Investor to comply with the provisions of such agreements shall constitute cause for the Company to terminate this Agreement.

                                       V.

                                  MISCELLANEOUS

        1. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by all the parties hereto.

        2. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        3. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart shall be an original instrument.

        4. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal processes in regard to this Agreement shall be validly given, made or served, if in writing and delivered personally, by hand or by telecopy, or sent by registered mail postage paid, if to the Company to it at:


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                                       BYL Bancorp
                                       1875 N. Tustin Avenue
                                       Orange, CA 92865
                                       Attn:    Robert Ucciferri
                                       Fax:     (714) 685-1372

                with a copy, which shall not constitute notice, too:

                                       Latham & Watkins
                                       650 Town Center Drive
                                       Costa Mesa, California 92626
                                       Attn:    David C. Flattum
                                       Fax:     (714) 755-8290

                                       Knecht & Hansen
                                       1301 Dove Street, Suite 900
                                       Newport Beach, California 92660
                                       Attn:    Loren P. Hansen
                                       Fax:     (949) 851-1732

                and if to the Investors as follows:

                                       If to Everest/Harvey:

                                        Mr. David M. W. Harvey
                                       Post Office Box 3176
                                       Gardnerville, NV 89410 Fax:

                                       If to JAM/Jacobs:

                                       Mr. Seymour M. Jacobs
                                       One Fifth Avenue
                                       New York, New York 10003
                                       Fax:     (212) 271-5525

                If to Becker:

                                       Mr. Nick A. Becker
                                       15061 Springdale Street, Suite 100
                                       Huntington Beach, CA 92649
                                       Fax      (714) 890-4863

                with a copy, which shall not constitute notice, to:

                                       Horgan, Rosen, Beckham & Coren, L.L.P.




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                                       21700 Oxnard Street, Suite 1400
                                       Woodland Hills, CA 91367
                                       Attn:    Mr. S. Alan Rosen
                                       Fax:     (818) 340-6190

or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand or by telecopy shall be deemed given on the date on which so hand delivered or telecopied. Notice given by mail as set out above shall be deemed delivered five business days after the date the same is postmarked.

        5. SUCCESSORS AND ASSIGNS. This Agreement shall bind the successors and assigns of the parties, and inure to the benefit of any successor or assign of any of the parties; PROVIDED, HOWEVER, that no party may assign this Agreement without the other party's prior written consent.

        6. GOVERNING LAW. This Agreement shall be governed by and constricted and enforced in accordance with the internal laws of the State of California, without giving effect to the conflict of the laws principles thereof.

        7. CERTAIN TERMS. As used herein, (i) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 2b-2 under the Securities Exchange Act of 1934, as amended, and (ii) "beneficial ownership" shall mean beneficial ownership as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

        8. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the Investors and the Company in this Agreement or pursuant hereto shall survive the date hereof through the term of this Agreement.

        9. CONSENT TO SERVICE. Each of the parties hereto hereby consents to the personal jurisdiction of the United States District Court for the Central District of California or if jurisdiction does not lie in the federal court, then the California Superior Court for the County of Orange, in any action, suit or proceeding arising under this Agreement and each agrees further that service of process or notice in any action, suit or proceeding shall be effective if given in the manner set forth in Section V.4 hereof.

        10. NO WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                                                          [SIGNATURES FOLLOW]


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                      BYL Bancorp

                                      By: /s/ Robert Ucciferri
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer
                                      BYL Bank Group

                                      By: /s/ Robert Ucciferri
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer

                                      JAM Partners, L.P.

                                      By: /s/ Seymour M. Jacobs
                                         ---------------------------------------
                                      Seymour M. Jacobs, general partner

                                      Everest Partners Limited Partnership

                                      By:  Everest Managers, L.L.C.,
                                           its general partner

                                      By: /s/ David M. W. Harvey*
                                         ---------------------------------------
                                      David M. W. Harvey
                                      its Managing Member

                                      Everest Managers, L.L.C.

                                      By: /s/ David M. W. Harvey*
                                         ---------------------------------------
                                      David M. W. Harvey
                                      its Managing Member

                                      /s/ Seymour M. Jacobs
                                      ------------------------------------------
                                      Seymour M. Jacobs

                                      /s/ David M. W. Harvey*
                                      ------------------------------------------
                                      David M. W. Harvey

                                      /s/ Nick A. Becker
                                      ------------------------------------------
                                      Nick A. Becker

* By S. Alan Rosen, attorney-in-fact


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